Exhibit 10.5

SERVICES AGREEMENT

by and between

LIBERTY GLOBAL B.V.

- and -

LIBERTY LATIN AMERICA LTD.

Dated December [●], 2017

	7.1	Ownership of Data and Intellectual Property	22

8.	REPRESENTATIONS AND WARRANTIES		24

9.	LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES		24

	9.1	Limitation of Liabilities	24
	9.2	Disclaimer of Warranties	25

10.	INDEMNIFICATION		25

	10.1	Indemnification of LG	25
	10.2	Indemnification of Splitco	25
	10.3	Rights of the Parties	25
	10.4	Claim Procedures	25

11.	TERM AND TERMINATION		26

	11.1	Term of Agreement	26
	11.2	Termination	27
	11.3	Effect of Termination	28

12.	MISCELLANEOUS		28

	12.1	Notices	28
	12.2	Severability	29
	12.3	Entire Agreement; Priority	29
	12.4	Amendment	30
	12.5	Waiver	30
	12.6	Assignment	30
	12.7	Parties in Interest	30
	12.8	Currency	30
	12.9	Dispute Resolution	31
	12.10	Governing Law; Venue, Jurisdiction and Service of Process	31
	12.11	Waiver of Jury Trial	32
	12.12	Counterparts	32
	12.13	Relationship of the Parties	32

SCHEDULES, EXHIBITS AND ANNEXES

Schedule A	Technology & Innovation

Schedule B	Procurement

Schedule C	Human Resources

Schedule D	Other Corporate Services

Exhibit A	Technical and Organizational Security Measures

Exhibit B	Form of Data Processing Agreement

Annex A	Initial Service Coordinators

SERVICES AGREEMENT

SERVICES AGREEMENT (this “Agreement”), dated as of December [●], 2017 (the “Effective Date”), by and between LIBERTY GLOBAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of the Netherlands and registered in the Netherlands with company number 34168993, whose registered seat is in Amsterdam and registered office is at Boeing Avenue 53, 1119 PE Schiphol-Rijk, the Netherlands, and which is an indirect wholly-owned subsidiary of LGP (“LG”), and Liberty Latin America Ltd., an exempted Bermuda company limited by shares with a registered office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (“Splitco”). Each of LG and Splitco is sometimes referred to herein as a “Party”, and together, as the “Parties”.

WHEREAS, the board of directors of LGP has determined that it is in the best interests of LGP and its shareholders to split-off Splitco from LGP into a separate publicly traded company (the “Split-off”);

WHEREAS, in order to effect the Split-off, the boards of directors of LGP and Splitco have duly authorized and approved certain agreements and arrangements, including the Ancillary Agreements, by and between or among, LGP and/or its Affiliates, on the one hand, and Splitco and/or its Affiliates, on the other hand;

WHEREAS, prior to the Effective Date, members of the LG Group have provided to members of the Splitco Group, certain services necessary for the conduct of the Splitco Businesses; and

WHEREAS, it is contemplated under the terms of this Agreement and the Ancillary Agreements that, in connection with and for a limited period of time following the Split-off, members of the LG Group will continue to provide certain such services to members of the Splitco Group.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

(a)	For the purposes of this Agreement:

“Additional Service” means a service (a) that was provided by a member of the LG Group (or that was provided by a third party on behalf of a member of the LG Group) to a member of the Splitco Group during the twelve (12) month period prior to the Effective Date through the Effective Date, and (b) that the recipient of which reasonably believes (i) was inadvertently or unintentionally omitted from the Service Schedules or (ii) is necessary or advisable for the conduct of the Splitco Businesses.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that Splitco or any Person controlled by Splitco shall not be regarded as an Affiliate of LG or of any of LG’s Affiliates. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Agreement” has the meaning given in the Preamble.

“Ancillary Agreement(s)” means the Reorganization Agreement, the Tax Sharing Agreement, the Facilities Sharing Agreement, the Sublease, and any secondment agreement executed in connection with the Split-Off.

“Authorization Expenses” has the meaning given in Section 2.1(b)(v).

“Authorizations” has the meaning given in Section 2.1(b)(iii).

“Business Day” means any day other than (a) a Saturday or Sunday or (b) any other day on which banking institutions in New York, New York or London, England are authorized or obligated by Law to be closed.

“Change of Control” means, with respect to a specified Person, the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or disposition, in one or a series of related transactions, of all or substantially all of the consolidated properties or assets of such specified Person to any other Person, other than an Affiliate of such specified Person, or (b) any transaction or series of related transactions pursuant to which the holders of all voting interests of such specified Person immediately prior to such transaction(s) would hold, directly or indirectly, in the aggregate, less than fifty percent (50%) of the total voting interests of such specified Person (or the entity surviving or resulting from such transaction(s), or the ultimate parent entity thereof) following such transaction(s).

“Claim Notice” has the meaning given in Section 10.4(b).

“Confidential Information” means all information, whether conveyed orally, in writing, in machine readable form or otherwise, which relates to a Party and/or a Party’s Group business, equipment, services, developments, trade secrets, know-how, personnel, suppliers and customers (whether or not designated as “confidential information” by the disclosing party) together with all information derived from the above, the existence and terms of this Agreement and all information designated as confidential or which ought reasonably to be considered confidential, other than information that is or becomes generally available to the public other than as a result of disclosure in breach of this

Agreement or is furnished with written confirmation that such information is not confidential.

“Damages” means all losses, liabilities, damages, regulatory fines and penalties, costs, expenses (including legal and other professional fees) and charges, including those arising from or in connection with: (a) any act or omission of a Party under this Agreement; or (b) any third-party actions, proceedings, claims, allegations or demands.

“Disclosing Party” has the meaning given in Section 6.1(a).

“Dispute” has the meaning given in Section 12.9.

“Effective Date” has the meaning given in the Preamble.

“Equipment” has the meaning given in Section 3.5(a).

“Extension Term” has the meaning given in Section 11.2(c).

“Facilities Sharing Agreement” means that certain Facilities Sharing Agreement, by and among Liberty Global plc, Liberty Global, Inc. and LiLAC Communications Inc., dated as of December [●], 2017.

“Failed Authorization” has the meaning given in Section 2.1(b)(iv).

“Fees” has the meaning given in Section 4.1(a).

“Force Majeure Event” has the meaning given in Section 3.4(a).

“Governmental Entity” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court of competent jurisdiction.

“Group” means, with respect to a Person, such Person and each of such Person’s Affiliates, respectively. For the avoidance of doubt, “LG Group” and “Splitco Group” mean the Groups relating to LG and Splitco, respectively.

“Indemnified Party” means (a) in the case of a claim for indemnification by an LG Indemnified Person, such LG Indemnified Person, and (b) in the case of a claim for indemnification by a Splitco Indemnified Person, such Splitco Indemnified Person.

“Indemnifying Party” means (a) in the case of a claim for indemnification by an LG Indemnified Person, Splitco, and (b) in the case of a claim for indemnification by a Splitco Indemnified Person, LG.

“Intellectual Property” means patents, trademarks, service marks, rights (registered or unregistered) in any designs, trade or business names, copyright

(including rights in computer software) and circuit topography rights, secret formulae and processes, other proprietary knowledge and information, internet domain names, rights protecting goodwill and reputation, database rights (including rights of extraction) and all rights and forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world, applications for any of the foregoing rights and all rights under licenses and consents in respect of any of the rights and forms of protection mentioned in this definition.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“LG” has the meaning given in the Preamble.

“LG Indemnified Person” has the meaning given in Section 10.1.

“LGP” means Liberty Global plc, a public limited company organized under the laws of England and Wales.

“Migration Assistance” has the meaning given in Section 2.8(a).

“Omitted Service” has the meaning given in Section 2.4.

“Party” and “Parties” have the meanings given in the Preamble.

“Permit” means any permit, certificate, license, approval or other authorization issued by or obtained from any Governmental Entity.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Personal Data” means any information related to an identified or identifiable natural person, as further defined in accordance with the data protection and privacy laws and regulations applicable to the Parties.

“Personnel” means, with respect to a Party, the Representatives of such Party, and the employees, officers, directors, agents, representatives, advisors, independent contractors and consultants of any third parties engaged to provide a Third Party Service.

“Process” means any operation or set of operations, which is performed upon Personal Data or sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaption or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure, or destruction including remote access, remote support and back-up.

“Receiving Party” has the meaning given in Section 6.1(a).

“Records” has the meaning given in Section 5.5.

“Reorganization Agreement” means that certain Reorganization Agreement, by and between Liberty Global plc and Liberty Latin America Ltd., dated as of December [●], 2017.

“Representatives” means, with respect to any Person, the employees, officers, directors, agents, representatives, advisors, debt finance providers, independent contractors and consultants of such Person.

“Sales Taxes” has the meaning given in Section 4.3.

“Security Regulations” has the meaning given in Section 5.4(a).

“Service Change” means a change (but not including a reduction) to all or any part of a Transition Service.

“Service Coordinator” has the meaning given in Section 2.3.

“Service Provider” means a member of the LG Group providing a Transition Service pursuant to the terms of this Agreement.

“Service Receiver Data” has the meaning given in Section 7.1(a).

“Service Recipient” means a member of the Splitco Group receiving a Transition Service pursuant to the terms of this Agreement.

“Service Schedules” means the initial schedules of work attached hereto as Schedule A through Schedule D, and any future schedule of work executed by both Parties to be performed hereunder, in each case, describing the Transition Services to be provided.

“Splitco” has the meaning given in the Preamble.

“Splitco Businesses” means the businesses attributed to LGP’s LiLAC Group, pursuant to the Reorganization Agreement, immediately prior to the Effective Time, including (a) LGE Coral Holdco Limited and its subsidiaries, including Cable & Wireless Communications Limited, (b) VTR Finance B.V. and its subsidiaries, including VTR.com SpA, (c) Lila Chile Holding B.V., (d) LiLAC Communications Inc. and its subsidiaries, including Liberty Cablevision of Puerto Rico LLC (a 60% owned subsidiary) and (e) any other businesses attributed to LGP’s LiLAC Group immediately prior to the Effective Time. For purposes of this definition, “LiLAC Group” and “Effective Time” shall have the same meanings as provided to such terms set forth in the Reorganization Agreement.

“Splitco Indemnified Person” has the meaning given in Section 10.2.

“Split-off” has the meaning given in the Recitals.

“Sublease” means the Sublease, by and among Liberty Global plc, Liberty Global, Inc. and LiLAC Communications Inc., dated as of December [●], 2017.

“Systems” has the meaning given in Section 5.4(a).

“Tax Sharing Agreement” means the Tax Sharing Agreement, by and between Liberty Global plc and Liberty Latin American Ltd., dated as of December [●], 2017.

“Term” means, with respect to each of the Transition Services or Migration Assistance, the period of time beginning on the Effective Date and expiring on the earlier of (a) the date set forth in the applicable Service Schedule (or if not specified therein, such period as may be reasonably requested by the Service Recipient and consented to by the Service Provider for such Transition Service or Migration Assistance), or (b) the second (2nd) anniversary of the Effective Date, in each case unless extended or earlier terminated pursuant to this Agreement.

“Terminating Party” has the meaning given in Section 11.2(a)(i).

“Third-Party Action Notice” has the meaning given in Section 10.4(a).

“Third Party Service” has the meaning given in Section 2.1(b)(i).

“Third Party Suppliers” has the meaning given in Section 2.1(b)(i).

“Third Party Supply Contracts” has the meaning given in Section 2.1(b)(i).

“Transition” has the meaning given in Section 2.5(a).

“Transition Service” has the meaning given in Section 2.1(a).

“TSA Steering Committee” has the meaning given in Section 2.5(a).

“TSA Steering Committee Members” has the meaning given in Section 2.5(a).

(b)	In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)	when a reference is made in this Agreement to an Article, Section, Exhibit, Annex or Schedule, such reference is to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement;

(ii)	the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)	whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)	all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(vi)

where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Party or its respective Representatives;

(vii)	references to “day” or “days” are to calendar days;

(viii)	the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(ix)	references to a Person are also to its successors and permitted assigns; and

(x)

when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(c)

The Parties hereby acknowledge that each Party has reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement (including all of the Schedules, Annexes and Exhibits) or any amendments hereto or thereto.

(d)

The Parties acknowledge and agree that to the extent this Agreement purports to impose any obligation on (i) any Service Provider, any member of the LG Group, or on any third party providing Third Party Services for a Service Provider, then LG shall fulfill, or shall cause such other Service Provider, member of the LG Group or third party to fulfill, such obligation, and (ii) any Service Recipient or any member of the Splitco Group, then Splitco shall fulfill, or shall cause such other Service Recipient or member of the Splitco Group to fulfill, such obligation.

2.	SERVICES

2.1	Services to be Provided.

(a)

Transition Services. During the applicable Term, and in accordance with the terms and conditions of this Agreement, LG shall provide, or cause to be provided by another member of the LG Group or a third party provider of a Third Party Service, to the Service Recipient: (i) the services described in the Service Schedules, (ii) any Additional Services as may be requested in writing by a Service Recipient, identifying in reasonable detail the specifics of such service to be performed by a Service Provider, and (iii) any Omitted Services provided in accordance with Section 2.4 (each such service, a “Transition Service”).

(b)	Third Party Services.

(i)

The Parties agree that certain Transition Services (any such Transition Service, a “Third Party Service”) may be provided (x) in whole or in part by or through the use of third parties on behalf of a Service Provider; or (y) the provision of Transition Services by a Service Provider may require the use of the Intellectual Property of, and/or licenses (including sub-licenses) or consents granted by, third party rights holders (in each case, “Third Party Suppliers”), under contracts to which a Service Recipient is not a party (collectively, “Third Party Supply Contracts”).

(ii)

Where a Service Provider has entered into a Third Party Supply Contract that permits, prior to the date of this Agreement, a Service Recipient to be provided the applicable Third Party Service under the terms of such Third Party Supply Contract, then such Service Recipient will (to the extent permitted under the relevant Third Party Supply Contract) be provided or be given access to the applicable Third Party Service (and the relevant Service Provider shall provide the relevant Service Recipient a copy of the applicable Third Party Supply Contract, subject to the redaction or exclusion of commercial terms that apply solely to such Service Provider).

(iii)

Where a Service Provider has entered into a Third Party Supply Contract that does not permit, prior to the date of this Agreement, a Service Recipient to be provided the applicable Third Party Service under the terms of such Third Party Supply Contract, then if reasonably requested by such Service Recipient and if commercially practicable, the relevant Service Provider will seek the consent, approval, permission or license, including sub-license (collectively, “Authorizations”) to provide the applicable Third Party Service to the applicable Service Recipient.

(iv)

Each Service Provider shall use commercially reasonable efforts to maintain in full force and effect each Third Party Supply Contract during the Term (and any applicable extension) and to obtain any and all Authorizations required or necessary under the applicable Third Party Supply Contracts to provide Third Party Services to the Service Recipient, and a Service Provider shall promptly notify the applicable Service Recipient if any Third Party Supplier refuses to provide an Authorization under a Third Party Supply Contract (a “Failed Authorization”).

(v)

The Parties acknowledge and agree that obtaining an Authorization may require a Service Provider to incur additional costs which are not already reflected in the applicable Fees for the Transition Services (“Authorization Expenses”), and such Service Provider shall use commercially reasonable efforts to minimize any such Authorization Expenses.

(vi)

Each Service Recipient shall use commercially reasonable efforts, at its own cost and expense, to provide any assistance reasonably required by the applicable Service Provider to procure the Authorizations.

(vii)

The Service Recipient shall reimburse the Service Provider for the reasonable and documented out of pocket Authorization Expenses actually incurred by members of the Service Provider’s Group in obtaining Authorizations.

(viii)

In the event of a Failed Authorization, the Service Provider shall use commercially reasonable efforts to (A) minimize any adverse impact resulting from the failure to obtain the Authorization; (B) cooperate with the Service Recipient to minimize any deterioration in any applicable Transition Services or impact on the Fees; and (C) support the Service Recipient in good faith to agree on an alternative means of continuing the provision of a Transition Service on substantially similar terms to the applicable Transition Service; provided that the Service Recipient agrees to bear any incremental costs associated with procuring such alternative Transition Service.

(ix)

To the extent that any third party proprietor of information or software to be disclosed or made available to any Service Recipient in connection with the performance of Third Party Services hereunder requires the execution of a specific form of non-disclosure agreement, license agreement, use agreement or similar agreement as a condition of its consent to use of the same for the benefit of any Service Recipient, or to permit any member of the Service Recipient’s Group to access such information or software, the Service Recipient will execute, or shall cause such other member of the Service Recipient’s Group or their respective Representatives to execute, such form or agreement.

(x)

LG shall not be deemed to be in breach of this Agreement, and its obligations to provide, or cause the provision of, a Third Party Service, or part of a Third Party Service to which a relevant Third Party Supply Contract relates shall immediately cease, to the extent that:

(A)

a Third Party Supplier (1) refuses to provide an Authorization on commercially reasonable terms (pursuant to Section 2.1(b)(iv)) and (2) the Parties are unable to agree on an alternative means of continuing the provision of the relevant Transition Service in accordance with Section 2.1(b)(viii);

(B)

a Third Party Supply Contract either (1) is terminated as a direct result of the Service Provider’s need to obtain an Authorization from the relevant Third Party Supplier or (2) expires during a relevant Term; or

(C)

the Service Recipient fails to comply with the obligations owed to, or restrictions put in place by, a Third Party Supplier (in each case to the extent that the Service Recipient was aware (or should reasonably have been aware) of such restrictions and obligations, including such obligations arising under Section 2.1(b)(ix)), or fails in any material respect to timely reimburse the Service Provider for the Authorization Expenses;

and, in each case, the relevant Fees charged for that Third Party Service, or the relevant part of that Third Party Service, shall no longer be due or payable, and any Fees already paid for any Third Party Services that have not been provided shall be credited against Fees for other Transition Services.

2.2	Change of Services.

Either Party may at any time request from the other Party a change in the Transition Services or the manner in which Transition Services are provided; provided, that (a) the applicable change is within the scope of similar services provided by the Service Provider, (b) the applicable change is not reasonably expected to have a material adverse impact on the Transition Services or the Service Provider, and (c) the requesting Party (i) informs the Service Provider or Service Recipient, as applicable, by notice in writing identifying in reasonable detail the specifics of such Transition Service to be changed and (ii) receives from the other Party confirmation in writing of its approval of such change in the Transition Services. The costs of the Service Provider with respect to any Service Change shall be borne by (A) the Service Provider for requests made by any member of the Service Provider’s Group, and (B) the Service Recipient for requests made by any member of the Service Recipient’s Group.

2.3	Service Coordinators.

Each Party shall nominate a representative to act as the primary contact person with respect to the performance of the Transition Services (each, a “Service Coordinator”). Except as otherwise provided herein, all communications relating to the Transition Services provided hereunder shall be directed to the Service Coordinators. Except as set forth on the Service Schedules, the initial Service Coordinators for LG and Splitco, including relevant contact information, are set forth on Annex A hereto. Either Party may replace its Service Coordinator at any time by providing prior written notice to the other Party of such replacement in accordance with the provisions of Section 12.1.

2.4

Omitted Services. If, at any time within seventy-five (75) days following the Effective Date, either Party becomes aware of any service that had been provided to the Splitco Businesses during the twelve (12)-month period prior to the Effective Date that is not included in the Service Schedules (each such service, an “Omitted Service”), such Party may identify such service for inclusion on, and notify the other Party that such Omitted Service should be added to, the applicable Service Schedule. If the Party providing notification of the Omitted Service is a Service Recipient, then the Service Provider shall use commercially reasonable efforts to provide such Omitted Service, unless provision of such Omitted Service conflicts with or violates any applicable Law, any policy or procedure of the Service Provider or its Third Party Suppliers, or any of the Third Party Supply Contracts. If the Service Recipient objects to the addition of the Omitted Service following notification by the Service Provider, the Parties shall discuss in good faith whether and on what terms the Omitted Service may be added (which shall be on terms and conditions consistent with the Services Schedules). All costs of any Omitted Service shall be calculated, and the relevant charges shall be paid, by the Service Recipient in accordance with Article 4 and on the same basis as the Fees.

2.5	Steering Committee.

(a)

As soon as reasonably practicable after the Effective Date, the Parties shall establish a joint committee (the “TSA Steering Committee”) to oversee and manage the matters under this Agreement (the “Transition”) comprising an equal number of suitable representatives nominated by LG, on the one hand, and, Splitco on the other hand (“TSA Steering Committee Members”). All TSA Steering Committee Members shall have the requisite skills, knowledge and experience to discuss, coordinate and make arrangements to give effect to the Transition. Either Party may replace any of its TSA Steering Committee Members at any time by providing notice in accordance with Section 12.1 of this Agreement; provided, that neither Party shall replace all of its TSA Steering Committee Members at the same time or within an unreasonably short period of time. Any decision by the TSA Steering Committee shall require the approval of at least one (1) nominee of LG and one (1) nominee of Splitco.

(b)

At least once a fiscal quarter until the expiration or termination of this Agreement (or such other frequency as the Parties may agree or when this Agreement otherwise requires), the TSA Steering Committee shall meet for the purposes of:

(i)	considering any issues arising out of the undertaking or performance of the Transition Services;

(ii)	discussing the current status of any Service Changes;

(iii)	discussing the status of the Transition and any Migration Assistance; and

(iv)	considering any other issues arising under or in connection with this Agreement.

2.6	Standard of Performance.

LG shall, and shall cause each other Service Provider to (and each Service Provider shall use commercially reasonable efforts to cause any other Person performing Transition Services on its behalf to), use commercially reasonable efforts, skill and judgment in providing the Transition Services hereunder. Without limiting the foregoing, all Transition Services shall be provided in a timely and workmanlike manner, consistent with the manner and level of care with which such Transition Services were provided in the ordinary course prior to the Effective Date, unless a different standard is expressly set forth in the applicable Service Schedule, in which case, such different standard shall control and prevail.

2.7	Cooperation.

(a)

Each Party shall use commercially reasonable efforts to cooperate with the other Party in all matters relating to the provision and receipt of Transition Services so as to minimize the expense, distraction and disturbance to the other Party’s business in connection with the Transition Services, and shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing. Such cooperation shall include (i) the execution and delivery of any further instruments or documents as may be reasonably requested by a Party to enable the full performance of each Party’s obligations hereunder, (ii) notifying the other Party in advance of any changes to a Party’s operating environment or Personnel (especially changes with respect to employee status) to the extent relevant to the applicable Transition Services and working with the other Party to effect such changes with the least interruption, and (iii) notifying a Service Provider in advance of a Service Recipient’s migration and integration of such Transition Service and consequent termination of the applicable Transition Service.

(b)

Each Service Recipient will use commercially reasonable efforts to provide, or cause to be provided, information and documentation sufficient for the respective Service Provider to perform (or cause to be performed) the Transition Services in the manner contemplated by Section 2.6, and will use commercially reasonable efforts to make available, as reasonably requested in writing by the Service Provider, sufficient resources and timely decisions, approvals and acceptances in order that such Service Provider may perform (or cause to be performed) its obligations under this Agreement (including as contemplated by Section 2.6) in a timely and efficient manner.

(c)

Each Service Recipient shall follow, or cause to be followed, the policies, procedures and practices followed by the Service Provider with respect to the Transition Services consistent with the policies, procedures and practices that were in effect prior to the Effective Date, and any additional policies, procedures or practices, or changes thereto, reasonably necessary or advisable.

2.8	Migration Assistance.

(a)

Prior to the end of the applicable Term, the Service Provider shall provide (or cause to be provided) to a Service Recipient, upon written request by such Service Recipient, such reasonable support and assistance as is necessary to migrate the Transition Services to such Service Recipient’s internal organization or to a third party provider of such Service Recipient (such support and assistance, “Migration Assistance”), which may include, without limitation, (i) consulting, (ii) training, (iii) providing reasonable access to data and other information in the standard format and medium (whether electronic or otherwise) of the Service Provider, and (iv) reasonable access during normal business hours to employees of the Service Provider. Any written request for Migration Assistance shall include, in reasonable detail, the Service Provider’s estimate of the scope and cost of such Migration Assistance.

(b)

Following the written request of the Service Provider, the Service Recipient receiving Migration Assistance pursuant to Section 2.8(a) shall pay any actual costs incurred and documented by the Service Provider in connection with any Migration Assistance, whether performed by Representatives of the Service Provider or by a third party service provider; provided, however, that to the extent (i) any such costs materially exceed the estimate included in the written request for such Migration Assistance, or (ii) the scope of the Migration Assistance for which such costs were incurred materially exceeds the scope included in the written request for such Migration Assistance, the Service Recipient shall be under no obligation to pay such costs unless the incurrence of such costs or the increased scope of such Migration Assistance, as applicable, was consented to in writing by the Service Recipient prior to the commencement of such Migration Assistance.

(c)	Representatives of the Service Recipient shall be granted reasonable access to the respective facilities of the Service Provider during normal business hours.

2.9	General Inquiries Assistance.

In addition to the obligations set forth herein, until the expiration or termination of this Agreement, each Party shall provide, or cause to be provided, reasonable general assistance to the other Party, by way of responding to reasonable inquiries (whether or not related to Transition Services).

3.	LIMITATIONS

3.1	General Limitations.

(a)

Each Service Provider may in its sole discretion select the Persons, equipment, and software that it will use to provide the Transition Services; provided that such Service Provider shall remain responsible for the performance of the Transition Services in accordance with this Agreement (including Section 2.6), subject to Section 3.2.

(b)	Except as otherwise provided in this Agreement, each of the Service Provider and the Service Recipient shall bear its own costs and expenses of providing or receiving the Transition Services.

(c)

Notwithstanding anything to the contrary herein, no Service Provider shall be required to (i) hire or engage any additional third party service providers or contractors to provide any Transition Service, (ii) expand its facilities, incur long-term capital expenses, increase its employee headcount or maintain the employment or engagement of any specific employee or contractor in order to provide any Transition Service, (iii) purchase, upgrade, enhance or otherwise modify any computer hardware, software or network environment, or provide any support or maintenance services for any computer hardware, software or network environment that has been materially upgraded, enhanced or otherwise modified from the computer hardware, software or network environments in use as of the Effective Date, except to the extent that, in each case, the Service Provider consents in writing to a Service Recipient’s reasonable request to do so (such consent to not be unreasonably withheld, conditioned or delayed) and the Service Recipient agrees to bear all associated costs and expenses, or (iv) provide Transition Services hereunder that are greater in nature or scope than the comparable services provided in the conduct of the Splitco Businesses during the twelve (12) months prior to the Effective Date; provided, however, that nothing in this Section 3.1 shall in any way relieve any obligation of the members of the LG Group to provide (or cause to be provided) the Transition Services pursuant to this Agreement, and LG shall remain, at all time during the respective Term, fully responsible for the performance of the Transition Services.

3.2	Third Party Limitations.

(a)

Each Party acknowledges and agrees that the Third Party Services are subject to the terms and conditions of the Third Party Supply Contracts. Each Service Recipient shall comply with the terms of the respective Third Party Supply Contracts to the extent they are relevant to the receipt of the Third Party Services and to the extent that the Service Recipient has received prior written notification of the terms of the Third Party Supply Contracts.

(b)

The Service Recipient shall not act, or omit to act, in a manner that would cause the Service Provider to be in material breach of any Third Party Supply Contract. In furtherance of the foregoing sentence, the Service Recipient shall indemnify and hold harmless the Service Provider or the relevant member of the Service Provider’s Group against all Damages to the extent resulting from any such breach to the extent set forth in any such Third Party Supply Contract.

(c)

The Service Provider shall indemnify and hold harmless the Service Recipient from any Damages paid or payable by the Service Recipient or any member of the Service Recipient’s Group to any relevant Third Party Supplier to the extent such Damages result from a breach by the Service Provider or any member of the

Service Provider’s Group of its obligations to such Third Party Supplier under the relevant Third Party Contract.

3.3	Compliance with Laws.

(a)

No Service Provider shall provide, or cause to be provided, any Transition Service to the extent that the provision of such Transition Service would require such Service Provider or any Representative of such Service Provider, to violate: (i) any applicable Law, (ii) any policies and/or procedures of such Service Provider reasonably designed to respond to applicable Law, or (iii) any other policies and/or procedures of such Service Provider in existence as of the Effective Date.

(b)

If a Service Provider cannot provide (or cause to be provided) a Transition Service due to the violation of applicable Law, policies or procedures contemplated by the provisions of Section 3.3(a), the Parties shall cooperate, in accordance with Section 2.2 and Section 2.7(a), to identify a reasonably acceptable alternative arrangement to provide the affected Transition Service to the Service Recipient; provided, however, that, at the written request of the Service Provider, the Service Recipient shall reimburse the Service Provider for any reasonable and documented additional incremental costs incurred by the Service Provider in providing such Transition Service under such alternative arrangement.

3.4	Force Majeure.

(a)

The Service Provider shall, at all times during any applicable Term, use commercially reasonable efforts to provide, or cause to be provided, the Transition Services without interruption. If the Service Provider is wholly or partially prevented from, or delayed in, providing one or more Transition Services, or one or more Transition Services are interrupted or suspended, by reason of events beyond the reasonable control of such Service Provider or, in the case of any Third Party Services, the Third Party Supplier (including acts of God, actions of any Governmental Entity, or due to fire, explosions, accidents, floods, embargoes, epidemics, wars, acts of terrorism (cyber-attacks or otherwise), nuclear disasters, labor disputes, civil unrests and/or riots, national or regional emergency, or malfunctions of equipment or software programs) (each, a “Force Majeure Event”), the Service Provider shall not be obligated to deliver (or cause to be delivered) the affected Transition Services during such period, and the Service Recipient shall not be obligated to make any payment for any reason hereunder in relation to any Transition Services not delivered; provided, however, that, during the duration of a Force Majeure Event, the Service Provider shall use commercially reasonable efforts to avoid or remove such Force Majeure Event, and shall use commercially reasonable efforts to resume its performance under this Agreement as soon as reasonably practicable.

(b)	If any Service Provider has knowledge that the provision of any Transition Service is or will be (or would reasonably be expected to be) affected by a Force

Majeure Event, the Service Provider shall, to the extent reasonably practicable and in accordance with applicable Law, promptly provide, in writing, notice of such Force Majeure Event to the Service Recipient, describing in reasonable detail such Force Majeure Event, the affected Transition Service, and the Service Provider’s reasonable estimate of the scope and duration of such Force Majeure Event.

3.5	Title to Equipment; Management and Control; Reservation of Rights.

(a)

Except as otherwise provided herein, all procedures, methods, systems, strategies, tools, equipment, facilities and other resources of any Service Provider used in connection with the provision of Transition Services (the “Equipment”) shall remain the property of such Service Provider and shall at all times be under the sole direction and control of such Service Provider.

(b)

Except as otherwise provided herein, management of and control over the provision of the Transition Services (including the determination or designation at any time of the Equipment, Personnel and other resources to be used in connection with the provision of the Transition Services) shall reside solely with the Service Provider. Without limiting the generality of the foregoing, all labor matters relating to any employees of the Service Provider shall be within the exclusive control of the Service Provider. The Service Provider shall provide for and pay (or cause to be provided for and paid) the compensation and other benefits of its employees, including salary, health, accident and workers’ compensation benefits and all taxes and contributions which an employer is required to pay relating to the employment of employees. No Service Recipient shall in any event be liable to the Service Provider or to any of its Personnel for any failure of the Service Provider to perform any obligation in respect of the compensation, benefits or taxation of its Personnel.

(c)	Nothing in this Section 3.5 shall in any way affect any right or obligation of a Party, or any allocation of any assets of a Party, as provided in any Ancillary Agreement.

3.6	Interim Basis Only.

The Parties acknowledge that the purpose of this Agreement is to provide Transition Services to a Service Recipient on an interim basis until such Service Recipient can perform such services for itself or obtain such services from a third party. Accordingly, at all times from and after the Effective Date, such Service Recipient shall use commercially reasonable efforts to make or obtain any approvals, permits or licenses, implement any computer systems and take, or cause to be taken, any and all other actions necessary or advisable for it to migrate and provide such services for itself, or obtain such services from a third party, as soon as reasonably practicable after the Effective Date.

4.	PAYMENT

4.1	Fees.

(a)

In connection with each Transition Service, the Service Recipient shall pay to the Service Provider (i) the fees set forth in the applicable Service Schedule with respect to such Transition Service, or if not specified therein, fees for such Transition Service as determined by the mutual agreement of both Parties, negotiated in good faith; (ii) any reasonable and documented third party fees, costs and expenses which are charged to or incurred by the Service Provider in connection with provision of Transition Services to the Service Recipient and which are not included in the fees set forth in the Service Schedules (collectively, with the fees set forth in sub-clause (i) above, the “Fees”); (iii) the Authorization Expenses; and (iv) any increase in the Fees pursuant to Section 4.1(b) below.

(b)

It is the intent of the Parties that the Fees reasonably approximate the actual cost to the Service Provider of providing the Transition Services, without any intent to cause the Service Provider to receive any profit or incur any loss with respect thereto. If at any time a Party reasonably believes that the Fees with respect to any Transition Service are materially insufficient to compensate the Service Provider for the cost of providing such Transition Service, or that the Fees with respect to any Transition Service materially overcompensate the Service Provider for the cost of providing such Transition Service, such Party shall promptly provide notice to the other Party of the same, identifying such Transition Service and setting forth in reasonable detail its rationale for such belief, and shall include with such notice all available documentation with regard to the cost of providing such Transition Service. In furtherance of the foregoing, the Parties shall jointly evaluate all Fees for reasonableness on a semi-annual basis and make adjustments to the Fees as the Parties may mutually agree in writing, except that the Parties acknowledge and agree that if any third party costs associated with the provision of the Transition Services increase during the Term or Extension Term (including increased charges under Third Party Supply Contracts or costs increase resulting from changes in Law or the requirements of any Governmental Entity), the Service Provider may, on prompt written notice to the Service Recipient, increase the Fees to reflect such increases; provided that the Service Provider agrees to provide the Service Recipient with reasonable documentation of such increase.

(c)

Upon the delivery of a notice contemplated by Section 4.1(b), the Parties shall cooperate, in accordance with Section 2.7(a), to come to a mutually acceptable agreement with regard to the appropriate Fees for such Transition Service.

4.2	Billing and Payment Terms.

(a)	Each Service Provider shall invoice the Service Recipient on a monthly basis, for any Fees, costs or other amounts payable pursuant to this Agreement and any applicable Schedule.

(b)

Each invoice delivered pursuant to Section 4.2(a) shall set forth a brief description of the Transition Services and the Migration Assistance provided, and with respect to any amounts payable reasonable documentation to support the charges thereon.

(c)	Each invoice delivered pursuant to this Section 4.2 shall be payable within ninety (90) days after the date of the invoice.

(d)	All Fees shall be invoiced and payable in United States dollars or shall otherwise be payable in kind as mutually agreed in writing by the Parties.

(e)

If any invoice delivered pursuant to (and in compliance with) this Section 4.2 is not paid in full within thirty (30) days after the date of the invoice, interest shall accrue on the unpaid amount at the annual rate equal to the “Prime Rate” as reported on the thirtieth (30th) day after the date of the invoice in The Wall Street Journal (or, if such day is not a Business Day, the first Business Day immediately after such day), calculated on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed between the end of the thirty (30)-day payment period and the actual payment date.

(f)

If there is a Dispute between the Parties regarding the amounts shown as billed to the Service Recipient on, or the accuracy of all or any part of, any invoice, the Service Provider shall, upon the written request of the Service Recipient, furnish to the Service Recipient additional documentation reasonably necessary to substantiate the amounts billed including, but not limited to, listings of the dates, times and amounts of the Transition Services in question where applicable and practicable. If the dispute is not resolved by the original due date for payment, the Parties shall follow the procedure set out in Section 12.9 to resolve the matter.

(g)

The Parties acknowledge that there may be a lag in the submission of charges from third parties relating to the provision of Third Party Services, and that the Service Provider shall use commercially reasonable efforts to obtain such third party invoices, and to provide the same to the Service Recipient, in a timely fashion.

4.3	Sales Taxes.

All Fees and other consideration under this Agreement are exclusive of any sales, transfer, value-added, goods or services tax or similar gross receipts based tax (including any such taxes that are required to be withheld, but excluding all other taxes including taxes based upon or calculated by reference to income, receipts or capital) imposed against or on Transition Services or Migration Assistance (“Sales Taxes”) provided hereunder, and such Sales Taxes will be added to the Fees or other consideration payable where applicable. Sales Taxes shall be separately stated on the relevant invoice. The Service Recipient shall be responsible for any such Sales Taxes and shall either (a) remit such Sales Taxes to the Service Provider (and the Service Provider shall remit such amounts (or, to the extent relevant to value-added and other taxes, a lesser applicable amount due) to the applicable taxing authority) or (b) provide the Service Provider with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes.

4.4	No Offset.

No Party shall withhold any payments to the other Party under this Agreement in order to offset payments due to such Party pursuant to this Agreement, any Ancillary Agreement or otherwise, unless such withholding is mutually agreed to, in advance, by the Parties.

5.	ACCESS AND SECURITY

5.1	Access; Work Policy.

(a)

At all times during the applicable Term, each Party shall provide, or cause to be provided, to the other Party and its Personnel reasonable access to its facilities and premises, and reasonable access to its equipment and Personnel, for any purpose connected with the delivery or receipt of Transition Services hereunder, the exercise of any right under this Agreement or the performance of any obligations required by this Agreement.

(b)

Each Party shall comply, and shall cause its respective Personnel to comply, with the other Party’s (and, as applicable, its Personnel’s) safety and security regulations applicable to each specific site or facility while working at such site or facility. Except as otherwise agreed to by the Parties, each Party shall cause its Personnel to observe the working hours, working rules, and holiday schedules of the other Party (and, as applicable, its Personnel) while working on the premises of the other Party or its Personnel.

5.2	Additional Security Measures.

Each Party acknowledges and agrees that any Service Provider may take physical or information security measures that affect the manner in which Transition Services are provided, so long as the substance or overall functionality of any affected Transition Services remains the same as it was as of the Effective Date and otherwise consistent with the manner and level of care with which such Transition Services were provided in the ordinary course prior to the Effective Date.

5.3	Security Breaches.

In the event of a security breach that relates to the Transition Services, the Parties shall, subject to any applicable Law, cooperate with each other in good faith regarding the timing and manner of (a) notification to their respective customers, potential customers, employees and/or agents concerning a breach or potential breach of security and (b) disclosures to appropriate Governmental Entities.

5.4	Systems Security.

(a)

If any Party or its Personnel are given access to any computer systems or software of any member of the other Party’s Group (“Systems”) in connection with such Party’s performance or receipt of Transition Services, such Party shall comply, and shall cause the other members of its Group and its Personnel to comply, with all of such other Party’s Group’s system security policies, procedures and requirements (as amended from time to time, the “Security Regulations”), and will not tamper with, compromise or circumvent any security or audit measures employed by such other Party’s Group.

(b)

Each Party shall use commercially reasonable efforts to ensure that only those of its Personnel who are specifically authorized to have access to the Systems of the other Party’s Group gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its Personnel regarding the restrictions set forth in this Agreement and establishing appropriate policies designed to effectively enforce such restrictions.

(c)	Each Party shall, and shall cause its Personnel who are specifically authorized to have access to the Systems of the other Party’s Group to:

(i)

cooperate in any reasonable security arrangements that the other Party reasonably considers necessary to prevent that Party or any unauthorized third party from accessing the Systems in a manner prohibited by this Agreement;

(ii)	continually assess and, where relevant, report to the other Party any threats to the Systems arising as a result of any access granted under this Agreement; and

(iii)	ensure that all users of the other Party’s Systems undertake a controlled authorization process before access to the Systems is granted, and remove access privileges in a timely manner if appropriate.

(d)

If a Party detects, or is informed of, a breach of its Security Regulations that will (or is likely to) have a material impact on the Transition Services or the integrity of any Confidential Information of the other Party on any System, such Party shall:

(i)	immediately act to prevent or mitigate the effects of the breach;

(ii)	report the breach to the other Party as soon as reasonably practicably after detection; and

(iii)	identify steps to ensure that the breach does not reoccur and report those steps to the other Party.

(e)

Each Party shall use commercially reasonable efforts to ensure that it does not introduce into the Systems of the other Party any software virus or other malicious code that might affect the Transition Services or corrupt any data or applications on those Systems.

(f)

The Service Provider may, with prior written notice, suspend the access by the Service Recipient (and the Service Recipient’s Personnel who are specifically authorized to have access to the Systems of the other Party’s Group) to its Systems if, in the Service Provider’s reasonable opinion, the integrity and security of the Systems or any data stored on them is being or is imminently likely to be jeopardized by the activities of the Service Recipient (or the Service Recipient’s Personnel who are specifically authorized to have access to the Systems of the other Party’s Group).

5.5	Records and Inspection Rights.

Each Party shall maintain, and shall cause the other members of such Party’s Group to maintain, accurate records of the receipts, invoices, reports and other documents relating to the Transition Services (the “Records”) for a period of seven (7) years following the expiration of the applicable Term, in order to provide the other Party the opportunity to verify the accuracy, completeness and appropriateness of the charges for the Transition Services and to verify that the Transition Services are being provided in accordance with the terms of this Agreement and the applicable Schedule. Upon reasonable written notice from the Service Recipient of any Transition Service, the Service Provider shall make available to the Service Recipient or its Representatives (at the Service Recipient’s sole cost and expense) reasonable access to, or at the Service Recipient’s sole cost and expense, copies of, the Records with respect to such Transition Service during regular business hours.

6.	CONFIDENTIALITY

6.1	Confidential Information.

(a)

Notwithstanding any termination of this Agreement, the Parties shall hold, and shall cause each of the other members of their respective Groups to hold, and shall each cause their respective Representatives to hold, and shall use commercially reasonable efforts to cause their respective other Personnel to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party (or any other member of such Party’s Group) or its respective business; provided, however, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Confidential Information and are informed of their obligation to hold such Confidential Information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if a member of Party’s Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against the other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, tax returns or other required disclosures. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party shall, to the extent not prohibited by applicable Law, promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will reasonably cooperate in obtaining, at the sole cost of the Party seeking such order or other remedy. In the event that such appropriate protective order or other remedy is not obtained, if the Party in receipt of the Confidential Information (the “Receiving Party”) is nonetheless, in the reasonable written opinion of its legal advisers, compelled to disclose Confidential Information, the Receiving Party, after written notice to the other Party whose Confidential Information is required to be disclosed (the “Disclosing Party”) (to the extent not prohibited by Law), may disclose such Confidential Information only to the extent so required in the written opinion of its legal advisers and shall exercise its commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information in accordance with this Article 6.

(b)

The provisions of this Article 6 shall not apply to any Confidential Information which: (i) is or becomes commonly known within the public domain other than by breach of this Agreement or any other agreement; (ii) is obtained from a third party who is lawfully authorized to disclose such information free from any obligation of confidentiality; (iii) is independently developed without reference or use to any Confidential Information; or (iv) is known to the Receiving Party without any obligation of confidentiality prior to its receipt from the Party that disclosed such Confidential Information.

(c)

The Receiving Party shall promptly inform the Disclosing Party, consistent with its data security policies and procedures, in the event that it becomes aware of the possession, use, or knowledge of any of the Confidential Information received by the Receiving Party by any Person not authorized to possess, use, or have knowledge of the Confidential Information and shall, at the request of the Disclosing Party, provide such reasonable assistance as is required by the Disclosing Party to mitigate any damage caused thereby.

7.	INTELLECTUAL PROPERTY AND DATA

7.1	Ownership of Data and Intellectual Property.

(a)

Splitco shall own all data and information (i) provided by the Splitco Group to the LG Group in connection with a Service Recipient’s receipt of Transition Services or (ii) created by or for the LG Group solely in relation to the provision of Transition Services to a Service Recipient (collectively, “Service Receiver Data”). Splitco grants the LG Group a non-exclusive, non-transferable, royalty-free, and personal license to use any Service Receiver Data in connection with the Transition Services.

(b)

Upon the written request of a Service Recipient, and at the Service Recipient’s sole cost and expense, any and all Service Receiver Data in possession of the Service Provider shall be provided to the requesting Service Recipient as soon as reasonably practicable and in accordance with applicable Law in the format in which such Service Receiver Data is maintained as of the time of such request; provided, however, that the Service Provider may retain the relevant Service Receiver Data and provide a copy thereof to the requesting Service Recipient: (i) if necessary for the Service Provider holding such Service Receiver Data to comply with the requirements of Section 5.5, (ii) if necessary for the Service Provider holding such Service Receiver Data to continue to provide the Transition Services during the applicable Term; or (iii) if the Service Provider holding such Service Receiver Data is unable to delete the Service Receiver Data from its archives using commercially reasonable efforts. Following completion of the Transition Services, the Service Provider shall not retain any copy of the Service Receiver Data (unless required by applicable Law or pursuant to clauses (i) or (iii) of the foregoing sentence).

(c)

As between the Parties, all other data, information and Intellectual Property provided by a Party’s Group and their respective licensors and information, content and software providers in connection with performance of the Transition Services shall remain the property of such Party’s Group. No right or license with respect to any Intellectual Property is granted under this Agreement other than as is strictly necessary for each Party’s Group to perform, and the other Party’s Group to receive and use, the Transition Services as contemplated herein, and then only to the extent of the interest held by such Party Group granting such right.

(d)

The Service Provider may, in providing each Transition Service, rely on the provision of data and information to it by or on behalf of the Service Recipient in respect of that Transition Service. Except as otherwise agreed in writing, the Service Provider has no obligation to review, verify or otherwise confirm the accuracy, completeness or sufficiency of the data or information provided by or on behalf of the Service Recipient. No member of the LG Group shall have any liability in connection with a Transition Service, whether in contract, tort (including negligence) or otherwise, for Damages suffered or incurred by a member of the Splitco Group to the extent such liability arises as a result of the inaccuracy, insufficiency or incompleteness of the data or information provided by or on behalf of the Service Recipient in respect of that Transition Service.

(e)	In the event that any Personal Data is Processed by one Party on behalf of the other Party under or in connection with this Agreement, the Party so Processing shall:

(i)

Process the Personal Data only on behalf of the other applicable Party, and only for the purposes of performing its obligations under this Agreement, and only in accordance with instructions received; and

(ii)

at all times ensure that appropriate technical and organizational measures as detailed in Exhibit A attached hereto will be taken against unauthorized or unlawful processing of Personal Data and against accidental loss or destruction of, or damage to, Personal Data.

(f)

In the event a member of the LG Group incorporated, formed or organized in a country within the European Economic Area or Switzerland will be Processing Personal Data, the Parties will enter into a Data Processing Agreement, substantially in the form set forth in Exhibit B attached hereto.

8.	REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party that:

(a)

it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and it has the legal right, power and authority and is qualified to conduct its business;

(b)

this Agreement has been duly authorized, executed and delivered by such Party, and constitutes a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally);

(c)

the execution and delivery of this Agreement by such Party (i) does not contravene the organizational documents of such Party, or contravene or constitute a material default under (or an event that with notice or lapse of time would constitute a material default under) any material agreement or other instrument binding upon such Party and (ii) does not, in any material respect, conflict with or result in a violation of any applicable Law to which such Party is subject;

(d)	it has all material Permits required by any Governmental Entity under all applicable Laws necessary to properly perform, in all material respects, its obligations under this Agreement; and

(e)	there are no bankruptcy, insolvency, receivership or other similar arrangement or proceedings pending or being contemplated by such Party.

9.	LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES

9.1	Limitation of Liabilities.

EXCEPT IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT, IN NO EVENT SHALL ANY MEMBER OF THE LG GROUP OR THE SPLITCO GROUP BE LIABLE TO ANY MEMBER OF THE SPLITCO GROUP OR THE LG GROUP, RESPECTIVELY, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE AND STRICT LIABILITY) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING

LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN ARTICLE 10.

9.2	Disclaimer of Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE TRANSITION SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY SOFTWARE OR HARDWARE PROVIDED HEREUNDER, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE.

10.	INDEMNIFICATION

10.1	Indemnification of LG.

Subject to the indemnification obligations of LG set forth in Section 10.2, from and after the Effective Date, Splitco shall indemnify, defend and hold harmless the LG Group and their respective Representatives (each, a “LG Indemnified Person”), from and against any and all Damages incurred by such LG Indemnified Person arising out of the undertaking, performance or completion of the Transition Services pursuant to this Agreement, except where such Damages arise from the gross negligence, willful misconduct or violation of applicable Law by the LG Group or their respective Representatives.

10.2	Indemnification of Splitco.

From and after the Effective Date, LG shall indemnify, defend and hold harmless the Splitco Group and their respective Representatives (each, a “Splitco Indemnified Person”), from and against any and all Damages incurred by such Splitco Indemnified Person, arising out of the undertaking, performance or completion of the Transition Services, to the extent such Damages arise from the gross negligence, willful misconduct or violation of applicable Law of the LG Group or their respective Representatives.

10.3	Rights of the Parties.

The rights and obligations of each Party’s Group provided in this Article 10 shall be in addition to (and not in lieu of) any rights or obligations with respect to indemnification provided pursuant to the Ancillary Agreements and nothing herein shall in any way limit the rights and obligations of each Party’s Group pursuant thereto.

10.4	Claim Procedures.

(a)	Claims for Third-Party Actions. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party action shall be made in accordance with the procedures set forth in this Section 10.4(a). The Indemnified Party shall deliver a written notification of the commencement of any third-party action (the “Third-Party Action Notice”) within twenty (20) days after receipt by the Indemnified Party of written notice of any third-party action, and shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such third-party action and the amount of the claimed Damages; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement, except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall control the defense of a third-party action, subject to the right of the Indemnified Party to participate therein. The Indemnified Party, at the Indemnifying Party’s expense, shall provide such information, cooperation and assistance as may be reasonably requested by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party advised of the status of such third-party action and the defense thereof and shall consider reasonable recommendations made by Indemnified Party with respect thereto. The Indemnifying Party shall not agree to any settlement or compromise of such third-party action without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed).

(b)

Claims Not Involving Third Parties. If the Indemnified Party wishes to assert a claim for indemnification under this Agreement that does not involve a third-party action, the Indemnified Party shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) that contains (i) a description of the claim for indemnification, a reasonable explanation of the basis therefor and a description (including the amount) of any Damages incurred by the Indemnified Party (in each case, to the extent then known by the Indemnified Party), (ii) a statement that the Indemnified Party is entitled to indemnification under this Agreement, and (iii) a demand for payment for such Damages (which need not be specific as to the amount of such Damages). The Indemnifying Party shall have thirty (30) days following receipt of the Claim Notice to make such investigation at the expense of the Indemnifying Party of the claim for indemnification as the Indemnifying Party deems necessary or desirable. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of the said thirty (30)-day period (or any mutually agreed upon extension thereof) on the validity and amount asserted within the Claim Notice, then the amount of the claim or the portion thereof not disputed shall be deemed to be admitted and paid promptly to the Indemnified Party.

11.	TERM AND TERMINATION

11.1	Term of Agreement.

Except as otherwise expressly set forth in this Agreement, the term of this Agreement shall become effective, and each Transition Service shall commence, on the Effective Date and shall remain in force until the earlier of (a) termination or expiration of the respective Term, (b) such Transition Service is earlier terminated by the Parties in accordance with Section 11.2, or (c) such Transition Service is extended as provided in Section 11.2(c). The obligation of any Party to make a payment for Transition Services or Migration Assistance previously rendered shall not be affected by the termination of this Agreement or the expiration of the Term and shall continue until full payment is made.

11.2	Termination.

(a)	Termination by LG or Splitco.

(i)

This Agreement, or any Transition Service provided hereunder, as applicable, may be terminated by LG, on the one hand, or Splitco, on the other hand, (LG or Splitco, as applicable, the “Terminating Party”) upon written notice if:

(A)

the other Party fails to perform or otherwise breaches a material provision of this Agreement (which, for the avoidance of doubt, includes any failure to make payment in full for Transition Services and Migration Assistance, except in a case where there is a good faith Dispute) and such breach is not cured, to the reasonable satisfaction of the Terminating Party, within thirty (30) days of written notice thereof; or

(B)

the other Party makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings on, such Party.

(ii)

This Agreement, or any Transition Service provided hereunder, as applicable, may be terminated by Splitco, upon prior written notice to LG, on or following a Change of Control of LG or a Change of Control of LGP (in each case, whether by transfer of stock, merger, consolidation, reorganization or sale of all or substantially all of its assets).

(iii)

This Agreement, or any Transition Service provided hereunder, as applicable, may be terminated by LG, upon prior written notice to Splitco, on or following the twelve (12)-month anniversary of the date of a Change of Control of Splitco (whether by transfer of stock, merger, consolidation, reorganization or sale of all or substantially all of its assets).

(b)

Partial Termination. Except as otherwise described in the Schedules hereto: (i) a Service Recipient may, on thirty (30) days’ written notice to the Service Provider, terminate its receipt of any specific Transition Service set forth on any part of the Service Schedules, and (ii) upon receipt of any notice pursuant to Section 3.4(b), the Service Recipient may, upon written notice to the Service Provider, immediately terminate its receipt of any Transition Service affected by the Force Majeure Event described therein. Any termination notice delivered pursuant to this Section 11.2(b) shall specify in detail the Transition Service(s) to be terminated, and the date on which such Transition Service(s) is to be terminated.

(c)

Extension of Term. Not less than sixty (60) nor more than ninety (90) days prior to the expiration of the respective Term, the Service Recipient shall notify the Service Provider in writing if it determines in good faith that it will not be able to complete the transition from, or to replace, one or more Transition Services prior to the expiration of the respective Term for the relevant Transition Service. So long as the Service Recipient has at all times performed its obligations under this Agreement, the Service Provider shall continue to provide such Transition Service, and, solely with respect to such Transition Service, extend the Term for up to twelve (12) additional months (the “Extension Term”); provided, that (i) the Service Recipient shall at all times use commercially reasonable efforts to minimize the duration of any such Extension Term, (ii) the Parties will reevaluate the Fees consistent with Article 4 hereto, and (iii) the Service Recipient shall indemnify the Service Provider for any expenses, payments, penalties or liabilities incurred by it as a result of any such extension (which indemnification payments shall be in addition to any Fees which may be due for such Transition Service during such Extension Term).

11.3	Effect of Termination.

In the event that this Agreement is terminated for any reason:

(a)

Each Party acknowledges and agrees that the obligations of the Parties to provide the Transition Services, or to cause the Transition Services to be provided hereunder, shall immediately cease. Upon cessation of any Service Provider’s obligation to provide (or cause to be provided) any Transition Service, each Service Recipient shall stop using, directly or indirectly, such Transition Service.

(b)

Upon request, each Party’s Group shall return to the other Party all tangible personal property and books, records or files owned by such Party’s Group and used in connection with the provision of Transition Services that are in their possession as of the termination date or, at the other Party’s option, destroy (and certify to the destruction of) all tangible personal property and books, records or files owned by such Party’s Group.

(c)

The rights and obligations of each Party under Section 3.5(a) (Title to Equipment), Article 4 (Payment), Section 5.5 (Records and Inspection Rights), Article 6 (Confidentiality), Article 7 (Intellectual Property and Data), Article 9 (Limitation of Liability; Disclaimer of Warranties), Article 10 (Indemnification), Section 11.1 (Term of Agreement), Section 11.3 (Effect of Termination) and Article 12 (Miscellaneous) shall survive the termination of this Agreement.

12.	MISCELLANEOUS

12.1	Notices.

All notices, requests, claims, demands and other communications hereunder (other than, for the avoidance of doubt, communications relating to the Transition Services provided hereunder and directed to a Service Coordinator pursuant to Section 2.3) shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by electronic mail (if confirmed by reply electronic mail that is not automated) or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.1):

(a)    if to LG:

 Liberty Global B.V.

 c/o Liberty Global, Inc.

 1550 Wewatta Street

 Suite 1000

 Denver, CO 80202

 United States

 Attention: Bryan Hall

 with a copy to (which shall not constitute notice):

 Griffin House

 161 Hammersmith Road

 London W6 8BS

 United Kingdom

 Attention: Jeremy Evans

(b)    if to Splitco:

 Liberty Latin America Ltd.

 1550 Wewatta Street

 Suite 1000

 Denver, CO 80202

 United States

 Attention: John Winter

12.2	Severability.

If any provision of this Agreement, or the application of any such provision, is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, or invalidate or render unenforceable such provision in any other jurisdiction.

12.3	Entire Agreement; Priority.

This Agreement and the Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. If any of the terms and conditions of this Agreement conflict with a Service Schedule, this Agreement shall control and prevail unless the Service Schedule references the provisions of this Agreement with which it conflicts or is inconsistent. If the Service Schedule includes this type of reference, the Service Schedule will control and prevail in the event of a conflict or inconsistency.

12.4	Amendment.

This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parties that expressly references the Section of this Agreement to be amended or (b) by a waiver in accordance with Section 12.5.

12.5	Waiver.

Either Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party and (b) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

12.6	Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by a Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned. Any purported assignment without such consent shall be void.

12.7	Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied (including the provisions of Article 10 relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.8	Currency.

Unless otherwise specified in this Agreement (a) all references to currency, monetary values and dollars set forth herein means United States dollars, (b) if necessary all conversions of currency made under or in connection with this Agreement shall be made in accordance with the published Bloomberg rate as of the close of business on the last Business Day prior to the relevant date of determination of such conversion, and (c) all payments hereunder shall be made in United States dollars unless otherwise mutually agreed by the Parties in writing.

12.9	Dispute Resolution.

In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, including the dispute of any Fees invoiced under Article 4 or any claim by a Party that the other Party has breached the terms hereof (each, a “Dispute”), the Service Coordinators shall meet (via telephone or in person) no later than two (2) Business Days after receipt of notice by a Party of a request for resolution of a Dispute. The Service Coordinators shall enter into negotiations aimed at resolving any such Dispute. If the Service Coordinators are unable to reach a mutually satisfactory resolution of the Dispute within ten (10) Business Days following receipt of notice of the Dispute, the Dispute shall be referred to the TSA Steering Committee. The TSA Steering Committee will meet (via telephone, remote communications or in person) during the next ten (10) Business Days and attempt to resolve the Dispute. If the TSA Steering Committee is unable to resolve the Dispute, the Dispute shall be referred to the audit committee chairperson (or another member of the audit committee designated by such chairperson) of LG, on the one hand, and the audit committee chairperson of Splitco (or another member of the audit committee designated by such chairperson), on the other hand. The two respective audit committee members will meet (via telephone or in person) during the next ten (10) Business Days and attempt to resolve the Dispute. If the two respective audit committee members are unable to resolve the Dispute, then the Parties shall follow the procedure provided in Section 12.10.

12.10	Governing Law; Venue, Jurisdiction and Service of Process.

(a)

This Agreement and any claim or controversy arising out of or relating to the transactions contemplated hereby shall be governed by and interpreted and construed in accordance with the Laws of the State of New York applicable to contracts executed and to be performed wholly within the State of New York and without reference to the choice-of-law principles or rules of conflict of laws that would result in, require or permit the application of the Laws of a different jurisdiction or direct a matter to another jurisdiction.

(b)

All claims and controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, that if such federal court does not have jurisdiction over such action or proceeding, such dispute shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, each Party hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of New York for the purpose of any action or proceeding, directly or indirectly, arising out of, relating to or in connection with this Agreement brought by any Party; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 12.1; (iii) irrevocably waives and releases, and agrees not to assert by way of motion, defense or otherwise, in or with respect to any such action or proceeding, whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future, that (A) such action or proceeding is not subject to the subject matter jurisdiction of at least one of the above-named courts; (B) its property is exempt or immune from attachment or execution in the State of New York; (C) such action or proceeding is brought in an inconvenient forum; (D) that the venue of such action or proceeding is improper; or (E) this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts; and (iv) agrees not to move to transfer any such action or proceeding to a court other than any of the above-named courts.

12.11	Waiver of Jury Trial.

EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.

12.12	Counterparts.

This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission or portable document format (“.pdf”)) in counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

12.13	Relationship of the Parties.

Each Party and, with respect to LG, each Service Provider, shall be acting as an independent contractor in performing the Transition Services, and shall not be considered or deemed to be an agent, employee, beneficiary, joint venture, or partner of the other Party or, with respect to LG, any other Service Provider. Each Party and, with respect to LG, each Service Provider, shall, at all times, maintain complete control over its Personnel and operations, and shall have sole responsibility for staffing, instructing, and compensating its Personnel, including the right, in its sole discretion to designate which

Personnel it assigns to perform the Transition Services and to remove or replace such Personnel at any time. Neither Party (nor, with respect to LG, each Service Provider) shall have, or shall represent that it has, any power, right, or authority to bind the other Party (or, with respect to LG, any other Service Provider) to any obligation or liability, to assume or create any obligation or liability or transact any business in the name or on behalf of the other Party (or, with respect to LG, any other Service Provider), or make any promises or warranties on behalf of the other Party (or, with respect to LG, any other Service Provider), unless agreed to in writing.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LIBERTY GLOBAL B.V.

By:
Name:
Title:

LIBERTY LATIN AMERICA LTD.

By:
Name:
Title:

[Signature Page to Services Agreement]

List of Omitted Schedules, Exhibits and Annex

The following schedules, exhibits and annex to the Services Agreement, dated as of [●], 2017, by and between Liberty Global B.V. and Liberty Latin America Ltd. have not been provided herein:

Schedule A	Technology & Innovation
Schedule B	Procurement
Schedule C	Human Resources
Schedule D	Other Corporate Services

Exhibit A	Technical and Organizational Security Measures
Exhibit B	Form of Data Processing Agreement

Annex A	Initial Service Coordinators

The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted schedule, exhibit or annex to the Securities and Exchange Commission upon request.